Exhibit 99.1

New York Community Bancorp, Inc. Reports 4th Quarter 2012 Diluted Non-GAAP Cash EPS of $0.30 (1) and Diluted GAAP EPS of $0.28

Board of Directors Declares 36th Consecutive Quarterly Cash Dividend of $0.25 per Share

4Q 2012 Highlights

  Strong Earnings, Solid Returns:
    The Company generated 2012 GAAP earnings of $501.1 million, including $122.8 million in 4Q 2012.
    The Company's 4Q 2012 earnings provided a 1.24% return on average tangible assets and a 16.61% return on average tangible stockholders' equity. (2)
  Strong Net Interest Income and Margin:
    Net interest income rose $5.1 million linked-quarter, to $290.0 million, while the margin declined two basis points, to 3.15%, in 4Q 2012.
  Mortgage Banking Income:
    Mortgage banking income more than doubled from the level recorded in 2011, to $178.6 million in the twelve months ended 12/31/2012. In the fourth quarter of 2012, mortgage banking income totaled $32.6 million, reflecting a year-over-year increase of 31.9%.
  Solid Asset Quality:
    Net charge-offs declined $19.0 million year-over-year and $5.8 million linked-quarter, to $3.1 million, representing 0.01% of average loans in 4Q 2012.
    Non-performing non-covered assets declined $119.8 million, or 29.2%, year-over-year, to $290.6 million, representing 0.66% of total assets at 12/31/2012.
  Record Loan Production:
    Loans originated for investment rose 20.0% year-over-year, to a near-record $2.8 billion, in 4Q 2012.
    Loans originated for sale totaled $3.0 billion in the fourth quarter, reflecting a year-over-year increase of 8.4%.
  Strategic Repositioning of Borrowed Funds:
    Since late December, the Company has repositioned $6.0 billion of borrowed funds, resulting in a 117-basis point decline in their weighted average cost. In connection with the repositioning, the weighted average call date was extended by approximately four years.
  Consistent Capital Strength:
    Excluding accumulated other comprehensive loss, net of tax ("AOCL"), tangible stockholders’ equity represented 7.79% of tangible assets. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--January 30, 2013--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported GAAP earnings of $122.8 million, or $0.28 per diluted share, for the three months ended December 31, 2012, and $501.1 million, or $1.13 per diluted share, for the twelve months ended at that date.

The Company also reported cash earnings of $133.0 million, or $0.30 per diluted share for the current fourth quarter, and $542.0 million, or $1.24 per diluted share, for the twelve months ended December 31, 2012.

__________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

The Company’s fourth quarter cash earnings added $10.2 million, or 8.3%, more to tangible stockholders’ equity than its fourth quarter GAAP earnings; its twelve-month cash earnings added $40.9 million, or 8.2%, more to tangible stockholders’ equity than its twelve-month GAAP earnings alone. (1)(2)

Commenting on the Company’s 2012 results, President and Chief Executive Officer Joseph R. Ficalora stated, "Our 2012 performance underscored the merits of complementing our traditional multi-family lending in New York City with the nationwide origination of one-to-four family loans for sale. The diversification of our revenue stream enabled us to generate even stronger earnings in 2012 than we did in 2011, despite the significant degree of margin pressure imposed by the low level of market interest rates. In 2012, our earnings rose to $501.1 million, generating a 1.28% return on average tangible assets and a 16.80% return on average tangible stockholders' equity.(2)

"In the fourth quarter of 2012, our earnings rose year-over-year to $122.8 million and once again provided above-industry average returns. While net interest income declined year-over-year, together with our margin, the declines were significantly limited by a record level of prepayment penalty income--$39.3 million--and largely offset by a year-over-year rise in income produced by our mortgage banking activities. For the twelve months ended December 31, 2012, prepayment penalty income rose 39.0% to a record $120.4 million and mortgage banking income more than doubled during the same time.

"Another 2012 highlight was the volume of loan production. In the fourth quarter of 2012, originations of held-for-investment loans reached a near-record $2.8 billion, boosting the full year's production to $9.0 billion. In addition, the volume of loans originated for sale was $3.0 billion in the quarter, bringing the full-year volume to $10.9 billion.

"Notwithstanding the prepayment of our largest loan relationship in November, as we’d expected, our portfolio of multi-family loans grew $1.2 billion, or 6.7%, to $18.6 billion and total held-for-investment loans rose $1.8 billion, or 6.9%, to $27.3 billion, at December 31st.

"The growth of our loan portfolio was fueled, in part, by an increase in deposits--the result of our assumption of funds from another institution toward the end of the second quarter, as well as a meaningful level of organic deposit growth. At the end of the year, deposits totaled $24.9 billion, including core deposits of $15.8 billion.

"While growing our loan portfolio is an important objective, even more so is maintaining a high level of asset quality. At the end of the year, the balance of non-performing non-covered assets was 29.2% lower than the year-earlier balance, and represented 0.66% of total assets, an improvement from 0.98%. Furthermore, net charge-offs represented a mere 0.01% of average loans in the current fourth quarter, and improved from 0.35% to 0.13% for the full year. These measures are a tribute to both our conservative underwriting standards and to the unique features of our lending niche.

"Also worthy of mention are the actions we have been taking since the latter part of December to reduce our wholesale funding costs in an extremely low rate environment. To date, we've repositioned borrowed funds of $6.0 billion, and have extended the weighted average maturity and call date on those funds by approximately four years. The result was a 117-basis point decline in the weighted average cost of the funds we repositioned, which will be reflected in our first quarter 2013 results and beyond."

Board of Directors Declares $0.25 per Share Dividend Payable on February 22, 2013

"Yet another achievement in 2012 was the maintenance of our strong capital position, which has been critical to our ability to engage in strategies that enhance the value of our investors' shares. Reflecting the strength of our earnings and capital, the Board of Directors last night declared--for the 36th consecutive quarter--a quarterly cash dividend of $0.25 per share. The dividend is payable on February 22nd to shareholders of record at the close of business on February 11, 2013," Mr. Ficalora said.

Balance Sheet Summary

Total assets rose $2.1 billion, or 5.0%, year-over-year, to $44.1 billion at December 31, 2012. The year-end balance was consistent with the balance at September 30, 2012.

Loans

Notwithstanding the prepayment of a $545.5 million loan relationship in the current fourth quarter, total loans, net, rose $1.4 billion, or 4.7%, year-over-year and $339.0 million linked-quarter, to $31.6 billion, representing 71.5% of total assets at December 31, 2012.

  Loans Held for Sale: The average balance of loans held for sale was $1.1 billion in the current fourth quarter, comparable to the average balances in the year-earlier and trailing three months. While home owners were encouraged to refinance or purchase new homes by the historically low level of mortgage interest rates and the Fed's third round of quantitative easing, production levels dropped off somewhat in the last month of 2012. The decline was partly attributable to the seasonality of one-to-four family lending and to the increase in mortgage interest rates.

  Covered Loans: The balance of covered loans (i.e., loans acquired in the Company's FDIC-assisted transactions) declined $469.0 million year-over-year and $116.6 million linked-quarter, to $3.3 billion at December 31, 2012.
  Loans Held for Investment: Loans held for investment rose $1.8 billion, or 6.9%, year-over-year and $461.6 million linked-quarter, to $27.3 billion at December 31, 2012. In the three months ended at that date, originations of loans held for investment rose to a near-record $2.8 billion, bringing the full-year volume to $9.0 billion. Multi-family and commercial real estate (“CRE”) loans accounted for $1.8 billion and $664.2 million, respectively, of the current fourth quarter’s production and for $5.8 billion and $2.4 billion, respectively, of the full-year amount. The volume of multi-family and CRE loans produced in the current fourth quarter was largely attributable to an increase in property transactions, as property owners anticipated changes to the U.S. tax code being made.

The following table provides additional information about the Company's multi-family and CRE loan portfolios:

	December 31,
(dollars in thousands)	2012		2011
Multi-Family Loan Portfolio:
Loans outstanding	$18,605,185		$17,432,665
Percent of held-for-investment loans	68.2%		68.3%
Average loan size	$4,107		$4,013
Expected weighted average life	2.9	years	3.3	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,436,950		$6,855,888
Percent of held-for-investment loans	27.3%		26.9%
Average loan size	$4,571		$3,900
Expected weighted average life	3.4	years	3.4	years

At December 31, 2012, acquisition, development, and construction (“ADC”) loans represented $397.3 million, or 1.5%, of total loans held for investment, while other loans represented $641.6 million, or 2.4%. Included in the latter amount were commercial and industrial ("C&I") loans of $591.7 million, representing 92.2% of other loans.

Pipeline

The current loan pipeline is approximately $4.0 billion, with loans held for investment and loans held for sale each accounting for $2.0 billion of that amount.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company's asset quality reflected significant year-over-year improvement as non-performing non-covered assets fell $119.8 million, or 29.2%, to $290.6 million, representing 0.66% of total assets at December 31, 2012. The following table provides a summary of the Company's non-performing non-covered assets at that date and the prior year-end:

	December 31,
(dollars in thousands)	2012	2011
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$163,460	$205,064
Commercial real estate	56,863	68,032
Acquisition, development, and construction	12,091	29,886
One-to-four family	10,945	11,907
Total non-accrual non-covered mortgage loans	$243,359	$314,889
Other non-accrual non-covered loans	17,971	10,926
Total non-performing non-covered loans	$261,330	$325,815
Other real estate owned	29,300	84,567
Total non-performing non-covered assets	$290,630	$410,382

The balance of loans 30 to 89 days past due declined $84.1 million year-over-year and $21.3 million linked-quarter, to $27.6 million at December 31, 2012. As a result, total delinquencies fell $203.8 million, or 39.0%, year-over-year to $318.2 million; on a linked-quarter basis, the decrease was $21.2 million, or 6.2%.

In addition, net charge-offs declined $59.3 million, or 58.9%, from the level recorded in 2011, to $41.3 million in 2012. Net charge-offs thus represented 0.13% of average loans in the current twelve-month period, an improvement from 0.35% in the year-earlier twelve months. Included in the 2012 amount were fourth quarter net charge-offs of $3.1 million, representing 0.01% of average loans.

The following table presents the Company's asset quality measures at or for the twelve months ended December 31, 2012 and 2011:

	December 31,
	2012	2011
Non-performing non-covered loans to total loans	0.85%	1.11%
Non-performing non-covered assets to total assets	0.66	0.98
Net charge-offs during the period to average loans during the period	0.13	0.35
Allowance for losses on non-covered loans to non-performing non-covered loans	53.93	42.14
Allowance for losses on non-covered loans to total non-covered loans	0.52	0.54

Securities

Securities rose $373.0 million year-over-year and declined $230.7 million linked-quarter, to $4.9 billion at December 31, 2012. The latter balance was equivalent to 11.1% of total assets, as compared to 10.8% at December 31, 2011 and 11.7% at September 30, 2012. Government-sponsored enterprise ("GSE") securities represented 91.3% of total securities at the end of December, comparable to the percentages at the earlier dates.

Funding Sources

Deposits rose $2.6 billion, or 11.4%, year-over-year and $256.3 million linked-quarter to $24.9 billion at December 31, 2012. The year-over-year increase reflects the assumption of deposits from Aurora Bank FSB toward the end of the second quarter, as well as organic retail deposit growth over the course of the year. Certificates of deposit (“CDs”) represented $9.1 billion, or 36.7%, of the current year-end total, while core deposits (i.e., NOW and money market accounts, savings accounts, and non-interest-bearing deposits) represented the remaining $15.8 billion, or 63.3%.

Wholesale borrowings totaled $13.1 billion at December 31, 2012, reflecting a year-over-year reduction of $371.2 million and a linked-quarter reduction of $102.0 million. The December 31, 2012 balance represented 29.6% of total assets, as compared to 32.0% and 29.9%, respectively, at the earlier dates. In addition, the Company has repositioned $6.0 billion of borrowed funds since late December, resulting in a 117-basis point reduction in their weighted average cost, and the extension of their weighted average maturity and call date by approximately four years.

Stockholders’ Equity

Stockholders’ equity rose $90.6 million year-over-year and $13.8 million linked-quarter, to $5.7 billion at December 31, 2012. At the same date, tangible stockholders’ equity totaled $3.2 billion, reflecting a year-over-year increase of $110.2 million and a linked-quarter increase of $18.5 million. The year-over-year and linked-quarter increases were attributable to the strength of the Company’s earnings in the twelve and three months ended December 31, 2012. (2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the minimum regulatory requirements for “well capitalized” classification at December 31, 2012, as indicated in the table on the last page of this release.

Earnings Summary for the Three Months Ended December 31, 2012

Net Interest Income

In the three months ended December 31, 2012, the Company recorded net interest income of $290.0 million, reflecting a $10.3 million, or 3.4%, reduction from the year-earlier level and a $5.1 million, or 1.8%, increase from the trailing-quarter amount. In addition, the Company's net interest margin fell 30 basis points year-over-year, and two basis points linked-quarter, to 3.15% in the fourth quarter of 2012.

The following factors contributed to the changes in net interest income and margin:

  In 2012, the ten-year Constant Maturity Treasury rate averaged 1.71%, 34 basis points lower than the average in the prior year. The result was an increase in refinancing activity and property transactions, particularly in the Company's multi-family lending niche. Although prepayment penalty income rose dramatically as refinancing activity increased, the loan portfolio was replenished with loans that featured lower yields. The average yield on loans and interest-earning assets declined to 5.08% and 4.84%, respectively, in the current fourth quarter, notwithstanding the contribution of prepayment penalties.
  Prepayment penalty income contributed $39.3 million to the interest income on loans in the current fourth quarter, up $10.4 million and $7.8 million, respectively, from the year-earlier and trailing-quarter amounts.
  In addition, prepayment penalty income contributed 43 basis points to the Company's net interest margin in the current fourth quarter, as compared to 33 and 35 basis points, respectively, in the earlier periods.
  The year-over-year declines in the Company's net interest income and margin were also tempered by a $2.0 billion increase in average interest-earning assets to $36.9 billion, including a $1.5 billion increase in average loans to $31.3 billion and a $486.5 million increase in average securities to $5.6 billion. On a linked-quarter basis, the average balance of interest-earning assets rose $835.2 million, reflecting a $411.4 million increase in the average loan balance and a $423.8 million increase in the average balance of securities.
  The year-over-year declines in net interest income and margin were also tempered by a 15-basis point reduction in the average cost of interest-bearing liabilities to 1.81%, even as the average balance rose by $1.2 billion to $34.5 billion. On a linked-quarter basis the average cost of funds rose one basis point while the average balance modestly declined.

Provisions for Loan Losses

The provision for losses on non-covered loans was $5.0 million in the current fourth quarter, reflecting a year-over-year reduction of $15.0 million and a linked-quarter reduction of $5.0 million.

In addition, the Company recovered $3.3 million from the allowance for losses on covered loans in the current fourth quarter, reflecting an increase in expected cash flows on certain pools of acquired loans. Because the covered loan portfolio is covered by FDIC loss sharing agreements, the recovery in the fourth quarter of 2012 was partially offset by FDIC indemnification expense of $2.6 million, recorded in non-interest income. In contrast, the Company recorded a $12.7 million provision for losses on covered loans in the year-earlier quarter, which was partially offset by FDIC indemnification income of $10.0 million. Similarly, the provision for losses on covered loans was $2.8 million in the trailing quarter, and was partially offset by FDIC indemnification income of $2.3 million.

Non-Interest Income

Non-interest income totaled $55.5 million in the current fourth quarter, reflecting a year-over-year decrease of $4.3 million and a linked-quarter decrease of $26.2 million. The year-over-year decline was largely due to the FDIC indemnification expense recorded in the current fourth quarter. The linked-quarter decline was largely due to a drop in mortgage banking income as a rise in mortgage interest rates toward the end of the fourth quarter combined with the seasonality of such lending to reduce the volume of loans produced. Additional details about the Company's fourth quarter 2012 non-interest income follow:

  Mortgage banking income, which consists of income from originations and servicing income, accounted for $32.6 million of non-interest income in the current fourth quarter, reflecting a $7.9 million, or 31.9%, increase from the year-earlier level and a $20.0 million, or 38.0%, decrease from the trailing-quarter amount. Income from originations totaled $33.7 million in the current fourth quarter, far exceeding the impact of a $1.1 million servicing loss (net of hedges). In the year-earlier quarter, origination income totaled $24.2 million and servicing income amounted to $515,000. In contrast, origination income totaled $66.5 million in the trailing quarter, exceeding the impact of a $13.9 million servicing loss.

  Fee income, income from bank-owned life insurance ("BOLI"), and other income together totaled $27.2 million in the current fourth quarter, reflecting a year-over-year increase of $3.3 million and a linked-quarter increase of $877,000. The increases stemmed from all three sources which, together with mortgage banking income, constitute the Company's recurring sources of non-interest income.
  Including mortgage banking income, non-interest income from recurring sources totaled $59.8 million in the current fourth quarter, up $11.2 million from the year-earlier level and down $19.1 million from the trailing-quarter amount.

Non-Interest Expense

Non-interest expense rose $8.2 million year-over-year and $1.2 million linked-quarter, to $154.6 million in the fourth quarter of 2012. Operating expenses accounted for $149.8 million of the current fourth quarter total, up $8.9 million and $1.4 million, respectively, from the earlier amounts.

The increases were attributable to the following factors:

  Compensation and benefits expense rose $4.1 million year-over-year and $834,000 linked-quarter, to $75.3 million, largely reflecting normal salary increases and the granting of incentive stock awards.
  Occupancy and equipment expense rose $1.2 million year-over-year and fell modestly linked-quarter to $22.6 million in the fourth quarter of 2012.
  General and administrative ("G&A") expense totaled $51.9 million in the current fourth quarter, up $3.6 million from the year-earlier level and $847,000 from the trailing-quarter amount. In addition to a rise in variable mortgage banking expenses, the respective increases reflect the costs of managing and disposing of foreclosed properties.

About New York Community Bancorp, Inc.

With assets of $44.1 billion at December 31, 2012, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, January 30, 2013, at 9:30 a.m. (Eastern Time) to discuss its fourth quarter 2012 performance and strategies. The conference call may be accessed by dialing (800) 862-9098 (for domestic calls) or (785) 424-1051 (for international calls) and providing the following access code: 4Q12NYCB. A replay will be available approximately two hours following completion of the call through midnight on February 3rd, and may be accessed by calling (800) 688-9459 (domestic) or (402) 220-1373 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 27, 2013.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2011 and our Forms 10-Q for the three months ended March 31, June 30, and September 30, 2012, including in the Risk Factors section of those and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in our news releases, our conference calls, during our investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

- Financial Statements and Highlights Follow -

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	December 31,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$ 2,427,258	$ 2,001,737
Securities:
Available-for-sale	429,266	724,662
Held-to-maturity	4,484,262	3,815,854
Total securities	4,913,528	4,540,516
Loans held for sale	1,204,370	1,036,918
Non-covered mortgage loans held for investment:
Multi-family	18,605,185	17,432,665
Commercial real estate	7,436,950	6,855,888
Acquisition, development, and construction	397,288	445,387
One-to-four family	203,434	127,361
Total non-covered mortgage loans held for investment	26,642,857	24,861,301
Non-covered other loans held for investment	641,607	671,517
Total non-covered loans held for investment	27,284,464	25,532,818
Less: Allowance for losses on non-covered loans	(140,948)	(137,290)
Non-covered loans held for investment, net	27,143,516	25,395,528
Covered loans	3,284,061	3,753,031
Less: Allowance for losses on covered loans	(51,311)	(33,323)
Covered loans, net	3,232,750	3,719,708
Total loans, net	31,580,636	30,152,154
Federal Home Loan Bank stock, at cost	469,145	490,228
Premises and equipment, net	264,149	250,859
FDIC loss share receivable	566,479	695,179
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	32,024	51,668
Other assets (includes $45,115 and $71,400, respectively, of other real estate owned covered by loss sharing agreements)	1,455,750	1,405,830
Total assets	$44,145,100	$42,024,302

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,783,795	$ 8,757,198
Savings accounts	4,213,972	3,953,859
Certificates of deposit	9,120,914	7,373,263
Non-interest-bearing accounts	2,758,840	2,241,334
Total deposits	24,877,521	22,325,654
Borrowed funds:
Wholesale borrowings	13,067,974	13,439,193
Junior subordinated debentures	357,917	426,936
Other borrowings	4,300	94,284
Total borrowed funds	13,430,191	13,960,413
Other liabilities	181,124	172,531
Total liabilities	38,488,836	36,458,598
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 439,133,951 and 437,426,665 shares issued, and 439,050,966 and 437,344,796 shares outstanding, respectively)	4,391	4,374
Paid-in capital in excess of par	5,327,111	5,309,269
Retained earnings	387,534	324,967
Treasury stock, at cost (82,985 and 81,869 shares, respectively)	(1,067)	(996)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	12,614	1,321
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,525)	(13,627)
Pension and post-retirement obligations, net of tax	(60,794)	(59,604)
Total accumulated other comprehensive loss, net of tax	(61,705)	(71,910)
Total stockholders’ equity	5,656,264	5,565,704
Total liabilities and stockholders’ equity	$44,145,100	$42,024,302

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011
Interest Income:
Mortgage and other loans	$397,904	$394,935	$414,303	$1,597,504	$1,638,651
Securities and money market investments	48,868	47,776	50,539	193,597	228,013
Total interest income	446,772	442,711	464,842	1,791,101	1,866,664

Interest Expense:
NOW and money market accounts	9,413	9,106	8,638	36,609	39,285
Savings accounts	3,328	3,288	3,459	13,677	15,488
Certificates of deposit	23,155	23,516	25,301	93,880	102,400
Borrowed funds	120,875	121,851	127,186	486,914	509,070
Total interest expense	156,771	157,761	164,584	631,080	666,243
Net interest income	290,001	284,950	300,258	1,160,021	1,200,421
Provision for losses on non-covered loans	5,000	10,000	20,000	45,000	79,000
(Recovery of) provision for losses on covered loans	(3,280)	2,820	12,712	17,988	21,420
Net interest income after provisions for loan losses	288,281	272,130	267,546	1,097,033	1,100,001

Non-Interest Income:
Loss on other-than-temporary impairment of securities	--	--	--	--	(18,124)
Mortgage banking income	32,574	52,581	24,688	178,643	80,674
Fee income	9,730	9,427	9,288	38,348	44,874
Bank-owned life insurance	7,334	6,781	7,041	30,502	28,384
Net gain on sales of securities	672	510	1,139	2,041	36,608
FDIC indemnification (expense) income	(2,625)	2,256	10,009	14,390	17,633
Loss on debt redemption	(2,313)	--	--	(2,313)	--
Gain on business disposition	--	--	--	--	9,823
Other income	10,123	10,102	7,593	35,742	35,453
Total non-interest income	55,495	81,657	59,758	297,353	235,325

Non-Interest Expense:
Operating expenses:
Compensation and benefits	75,250	74,416	71,160	296,874	293,344
Occupancy and equipment	22,649	22,956	21,482	90,738	86,903
General and administrative	51,941	51,094	48,297	206,221	194,436
Total operating expenses	149,840	148,466	140,939	593,833	574,683
Amortization of core deposit intangibles	4,710	4,855	5,448	19,644	26,066
Total non-interest expense	154,550	153,321	146,387	613,477	600,749
Income before income taxes	189,226	200,466	180,917	780,909	734,577
Income tax expense	66,383	71,668	63,265	279,803	254,540
Net Income	$122,843	$128,798	$117,652	$ 501,106	$ 480,037

Basic earnings per share	$0.28	$0.29	$0.27	$1.13	$1.09
Diluted earnings per share	$0.28	$0.29	$0.27	$1.13	$1.09

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended December 31, 2012, September 30, 2012, and December 31, 2011 and for the twelve months ended December 31, 2012 and 2011 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
GAAP Earnings	$122,843	$128,798	$117,652	$501,106	$480,037
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	5,207	5,140	3,950	20,683	15,706
Associated tax effects	249	375	161	589	2,679
Loss on other-than-temporary impairment of securities	--	--	--	--	10,800
Amortization of core deposit intangibles	4,710	4,855	5,448	19,644	26,066
Total additional contributions to tangible stockholders’ equity (1)	10,166	10,370	9,559	40,916	55,251
Cash earnings	$133,009	$139,168	$127,211	$542,022	$535,288

Diluted GAAP Earnings per Share	$0.28	$0.29	$0.27	$1.13	$1.09
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.02	0.01	0.06	0.04
Associated tax effects	--	--	--	--	0.01
Loss on other-than-temporary impairment of securities	--	--	--	--	0.03
Amortization of core deposit intangibles	0.01	0.01	0.01	0.05	0.06
Total additions	0.02	0.03	0.02	0.11	0.14
Diluted cash earnings per share	$0.30	$0.32	$0.29	$1.24	$1.23

Cash Earnings Data:
Cash return on average assets	1.23%	1.29%	1.22%	1.28%	1.30%
Cash return on average tangible assets (1)	1.31	1.37	1.30	1.35	1.39
Cash return on average stockholders’ equity	9.68	10.02	9.19	9.80	9.73
Cash return on average tangible stockholders’ equity (1)	17.58	18.06	16.72	17.76	17.84
Cash efficiency ratio (2)	41.86	39.10	38.05	39.33	38.45

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 11 of this release.
(2)

We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2012, September 30, 2012, and December 31, 2011 and the twelve months ended December 31, 2012 and 2011 follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011
(in thousands)
Total Stockholders’ Equity	$ 5,656,264	$ 5,642,465	$ 5,565,704	$ 5,656,264	$ 5,565,704
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(32,024)	(36,734)	(51,668)	(32,024)	(51,668)
Tangible stockholders’ equity	$ 3,188,109	$ 3,169,600	$ 3,077,905	$ 3,188,109	$ 3,077,905

Total Assets	$44,145,100	$44,093,795	$42,024,302	$44,145,100	$42,024,302
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(32,024)	(36,734)	(51,668)	(32,024)	(51,668)
Tangible assets	$41,676,945	$41,620,930	$39,536,503	$41,676,945	$39,536,503

Tangible Stockholders’ Equity	$3,188,109	$3,169,600	$3,077,905	$3,188,109	$3,077,905
Add back: Accumulated other comprehensive loss, net of tax	61,705	57,674	71,910	61,705	71,910
Adjusted tangible stockholders’ equity	$3,249,814	$3,227,274	$3,149,815	$3,249,814	$3,149,815

Tangible Assets	$41,676,945	$41,620,930	$39,536,503	$41,676,945	$39,536,503
Add back: Accumulated other comprehensive loss, net of tax	61,705	57,674	71,910	61,705	71,910
Adjusted tangible assets	$41,738,650	$41,678,604	$39,608,413	$41,738,650	$39,608,413

Average Stockholders’ Equity	$ 5,498,040	$ 5,557,693	$ 5,535,114	$ 5,531,055	$ 5,501,639
Less: Average goodwill and core deposit intangibles	(2,471,204)	(2,476,056)	(2,491,327)	(2,478,523)	(2,500,864)
Average tangible stockholders’ equity	$ 3,026,836	$ 3,081,637	$ 3,043,787	$ 3,052,532	$ 3,000,775

Average Assets	$43,087,846	$43,205,076	$41,683,129	$42,493,455	$41,131,010
Less: Average goodwill and core deposit intangibles	(2,471,204)	(2,476,056)	(2,491,327)	(2,478,523)	(2,500,864)
Average tangible assets	$40,616,642	$40,729,020	$39,191,802	$40,014,932	$38,630,146

Net Income	$122,843	$128,798	$117,652	$501,106	$480,037
Add back: Amortization of core deposit intangibles, net of tax	2,826	2,913	3,269	11,786	15,640
Adjusted net income	$125,669	$131,711	$120,921	$512,892	$495,677

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
December 31, 2012	September 30, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,327,597	$397,904	5.08%	$30,916,239	$394,935	5.11%
Securities and money market investments	5,606,278	48,868	3.49	5,182,436	47,776	3.69
Total interest-earning assets	36,933,875	446,772	4.84	36,098,675	442,711	4.90
Non-interest-earning assets	6,153,971	7,106,401
Total assets	$43,087,846	$43,205,076
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,884,441	$9,413	0.42%	$8,842,331	$9,106	0.41%
Savings accounts	4,163,544	3,328	0.32	4,127,076	3,288	0.32
Certificates of deposit	9,066,441	23,155	1.02	9,472,750	23,516	0.99
Total interest-bearing deposits	22,114,426	35,896	0.65	22,442,157	35,910	0.64
Borrowed funds	12,336,991	120,875	3.90	12,354,988	121,851	3.92
Total interest-bearing liabilities	34,451,417	156,771	1.81	34,797,145	157,761	1.80
Non-interest-bearing deposits	2,815,353	2,555,893
Other liabilities	323,036	294,345
Total liabilities	37,589,806	37,647,383
Stockholders’ equity	5,498,040	5,557,693
Total liabilities and stockholders’ equity	$43,087,846	$43,205,076
Net interest income/interest rate spread	$290,001	3.03%	$284,950	3.10%
Net interest margin	3.15%	3.17%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.04	x

Core deposits (1)	$15,863,338	$12,741	0.32%	$15,525,300	$12,394	0.32%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended December 31,
2012	2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,327,597	$397,904	5.08%	$29,858,411	$414,303	5.55%
Securities and money market investments	5,606,278	48,868	3.49	5,119,747	50,539	3.95
Total interest-earning assets	36,933,875	446,772	4.84	34,978,158	464,842	5.31
Non-interest-earning assets	6,153,971	6,704,971
Total assets	$43,087,846	$41,683,129
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,884,441	$9,413	0.42%	$8,767,862	$8,638	0.39%
Savings accounts	4,163,544	3,328	0.32	3,931,038	3,459	0.35
Certificates of deposit	9,066,441	23,155	1.02	7,464,519	25,301	1.34
Total interest-bearing deposits	22,114,426	35,896	0.65	20,163,419	37,398	0.74
Borrowed funds	12,336,991	120,875	3.90	13,124,314	127,186	3.85
Total interest-bearing liabilities	34,451,417	156,771	1.81	33,287,733	164,584	1.96
Non-interest-bearing deposits	2,815,353	2,649,959
Other liabilities	323,036	210,323
Total liabilities	37,589,806	36,148,015
Stockholders’ equity	5,498,040	5,535,114
Total liabilities and stockholders’ equity	$43,087,846	$41,683,129
Net interest income/interest rate spread	$290,001	3.03%	$300,258	3.35%
Net interest margin	3.15%	3.45%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.05	x

Core deposits (1)	$15,863,338	$12,741	0.32%	$15,348,859	$12,097	0.31%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Twelve Months Ended
December 31, 2012	December 31, 2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,906,145	$1,597,504	5.17%	$29,079,468	$1,638,651	5.64%
Securities and money market investments	5,210,297	193,597	3.72	5,608,502	228,013	4.07
Total interest-earning assets	36,116,442	1,791,101	4.96	34,687,970	1,866,664	5.38
Non-interest-earning assets	6,377,013	6,443,040
Total assets	$42,493,455	$41,131,010
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,833,412	$36,609	0.41%	$8,641,022	$39,285	0.45%
Savings accounts	4,089,019	13,677	0.33	3,946,965	15,488	0.39
Certificates of deposit	8,405,143	93,880	1.12	7,420,397	102,400	1.38
Total interest-bearing deposits	21,327,574	144,166	0.68	20,008,384	157,173	0.79
Borrowed funds	12,771,311	486,914	3.81	13,136,067	509,070	3.88
Total interest-bearing liabilities	34,098,885	631,080	1.85	33,144,451	666,243	2.01
Non-interest-bearing deposits	2,575,841	2,222,280
Other liabilities	287,674	262,640
Total liabilities	36,962,400	35,629,371
Stockholders’ equity	5,531,055	5,501,639
Total liabilities and stockholders’ equity	$42,493,455	$41,131,010
Net interest income/interest rate spread	$1,160,021	3.11%	$1,200,421	3.37%
Net interest margin	3.21%	3.46%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.05	x

Core deposits (1)	$15,498,272	$50,286	0.32%	$14,810,267	$54,773	0.37%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011
GAAP EARNINGS DATA:
Net income	$122,843	$128,798	$117,652	$501,106	$480,037
Basic earnings per share	0.28	$0.29	0.27	1.13	1.09
Diluted earnings per share	0.28	0.29	0.27	1.13	1.09
Return on average assets	1.14%	1.19%	1.13%	1.18%	1.17%
Return on average tangible assets (1)	1.24	1.29	1.23	1.28	1.28
Return on average stockholders’ equity	8.94	9.27	8.50	9.06	8.73
Return on average tangible stockholders’ equity (1)	16.61	17.10	15.89	16.80	16.52
Efficiency ratio (2)	43.37	40.50	39.15	40.75	40.03
Operating expenses to average assets	1.39	1.37	1.35	1.40	1.40
Interest rate spread	3.03	3.10	3.35	3.11	3.37
Net interest margin	3.15	3.17	3.45	3.21	3.46
Effective tax rate	35.1%	35.8%	35.0%	35.8%	34.7%
Shares used for basic EPS computation	437,749,264	437,787,688	436,142,347	437,706,702	436,018,938
Shares used for diluted EPS computation	437,756,323	437,793,352	436,145,835	437,712,242	436,143,134

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	December 31,	September 30,	December 31,
	2012	2012	2011
Capital Measures:
Book value per share	$12.88	$12.85	$12.73
Tangible book value per share (1)	7.26	7.22	7.04
Stockholders’ equity to total assets	12.81%	12.80%	13.24%
Tangible stockholders’ equity to tangible assets (1)	7.65	7.62	7.78
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.79	7.74	7.95

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	December 31,	September 30,	December 31,
	2012	2012	2011
Regulatory Capital Ratios: (1)
New York Community Bank
Leverage capital ratio	8.33%	8.29%	8.46%
Tier 1 risk-based capital ratio	12.50	12.69	12.78
Total risk-based capital ratio	13.22	13.42	13.42
New York Commercial Bank
Leverage capital ratio	11.59%	13.61%	13.01%
Tier 1 risk-based capital ratio	16.64	16.85	17.01
Total risk-based capital ratio	17.24	17.45	17.69

(1)

The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032